Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2013 RESULTS
JASPER, IN (May 2, 2013) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $301.5 million and net income of $3.7 million, or $0.10 per Class B diluted share, for the third quarter of fiscal year 2013 which ended March 31, 2013.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2013	March 31, 2012	Percent Change
Net Sales	$301,486	$284,414	6%
Gross Profit	$53,809	$50,639	6%
Gross Profit %	17.8%	17.8%
Selling and Administrative Expenses	$50,358	$47,650	6%
Selling and Administrative Expenses %	16.7%	16.8%
Restructuring Expense	$47	$895	(95%)
Operating Income	$3,404	$2,094	63%
Operating Income %	1.1%	0.7%
Adjusted Operating Income *	$3,451	$2,989	15%
Adjusted Operating Income % *	1.1%	1.0%
Net Income	$3,678	$2,506	47%
Adjusted Net Income *	$3,707	$3,045	22%
Earnings Per Class B Diluted Share	$0.10	$0.07	43%
Adjusted Earnings Per Class B Diluted Share *	$0.10	$0.08	25%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the third quarter of fiscal year 2013 increased 6% from the prior year third quarter as increased net sales in the Electronic Manufacturing Services (EMS) segment were partially offset by lower net sales in the Furniture segment. Similar to last quarter, growth in several market verticals within the Furniture segment was offset by a double digit decline in both office furniture sales to the federal government and in hospitality furniture sales due to the comparable prior year period including sales from two unusually large projects.

•
Third quarter gross profit as a percent of net sales was flat with the prior year third quarter as improved margins in the EMS segment were partially offset by lower margins in the Furniture segment. A sales mix shift toward the EMS segment which carries a lower gross profit percent than the Furniture segment also negatively impacted the consolidated gross profit percent.

•
Consolidated third quarter selling and administrative expenses increased 6% in absolute dollars compared to the prior year but declined slightly as a percent of sales. The increased costs were primarily due to higher incentive compensation costs, an allowance recorded for uncollectible receivables related to one customer, and higher sales and marketing costs.

•
The Company's effective tax rate for the third quarter of fiscal year 2013 was (6.0)% compared to 23.2% in the prior year third quarter. The current year third quarter effective tax rate was favorably impacted by the mix of earnings between U.S. and foreign jurisdictions (pre-tax loss in the high-tax U.S. jurisdiction coupled with pre-tax income in lower tax rate countries) and tax benefits related to the extension of the research and development tax credit.

•	Operating cash flow for the third quarter of fiscal year 2013 was a cash inflow of $11.4 million compared to $28.8 million in the third quarter of the prior year.

•
The Company's cash and cash equivalents less short-term borrowings increased to $89.0 million at March 31, 2013, compared to $75.2 million at June 30, 2012. Long-term debt including current maturities remains at less than $0.3 million.

James C. Thyen, President and Chief Executive Officer, stated, "We were very pleased with the performance in the EMS segment during the third quarter. Our key areas of focus in this segment are growth and further diversification of our customer base. The team is focused and taking advantage of the opportunities available in the marketplace. The progress made in the EMS segment was partially negated by a loss in the Furniture segment for the third quarter on the lower sales volumes. The comparison to the prior year third quarter was a difficult one in the Furniture segment as we shipped two unusually large hospitality furniture projects last year. Orders in this segment were soft during the quarter, particularly within certain areas of office furniture. Within the hospitality market, the high end of the market appears to be recovering while there is continued price sensitivity and discounting in the lower end of the market. Despite the challenges in this segment, we expect to see sequential improvement in the Furniture segment results in the fourth quarter compared to the third quarter we just completed."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2013	March 31, 2012	Percent Change
Net Sales	$182,067	$160,959	13%
Operating Income	$8,877	$5,009	77%
Operating Income %	4.9%	3.1%
Adjusted Operating Income *	$8,883	$5,869	51%
Adjusted Operating Income % *	4.9%	3.6%
Net Income	$6,491	$3,303	97%
Adjusted Net Income *	$6,496	$3,822	70%
* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Fiscal year 2013 third quarter net sales in the EMS segment increased 13% compared to the third quarter of the prior year related to sales growth to customers in all four of the vertical markets in which this segment competes, including the automotive, medical, industrial and public safety industries.

•
Gross profit as a percent of net sales in the EMS segment for the third quarter of fiscal year 2013 improved 1.4 percentage points when compared to the third quarter of the prior year primarily due to leverage gained on the higher revenue as well as benefits realized from global purchasing efforts and operating efficiencies related to continuous improvement initiatives.

•
Selling and administrative expenses in this segment increased 16% in the fiscal year 2013 third quarter when compared to the prior year primarily due to increased incentive compensation costs related to the significant improvement in earnings. As a percent of net sales, selling and administrative costs in the EMS segment increased 0.2 of a percentage point.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2013	March 31, 2012	Percent Change
Net Sales	$119,419	$123,455	(3%)
Operating Loss	$(3,703)	$(1,183)	(213%)
Operating Loss %	(3.1%)	(1.0%)
Net Loss	$(2,455)	$(842)	(192%)

•
Fiscal year 2013 third quarter net sales in the Furniture segment declined 3% compared to the prior year as decreased net sales of hospitality furniture, primarily due to two unusually large projects in the third quarter of last year, more than offset an increase in net sales of office furniture despite a double digit decline in office furniture sales to the federal government.

•
Gross profit as a percent of net sales declined 0.6 of a percentage point in the Furniture segment in the third quarter of fiscal year 2013 when compared to the prior year partially due to higher discounting and other competitive pricing pressures. In addition, the quarter-over-quarter comparison was negatively impacted by income received in the prior year third quarter related to the recovery of previously paid import duties due to a retroactive change in the tariff rate. Favorable impacts to the quarter-over-quarter comparison include benefits realized in the current year third quarter from price increases and higher costs incurred last year for supplier-related issues.

•
Selling and administrative expenses in the Furniture segment for the third quarter of fiscal year 2013 increased 2% compared to the prior year related to an allowance recorded for uncollectible receivables and higher sales and marketing costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income excluding restructuring charges, 2) net income excluding restructuring charges, and 3) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) operating income excluding restructuring charges and 2) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2012 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 2, 2013
Time:	11:00 AM Eastern Time
Dial-In #:	877-415-3179 (International Calls - 857-244-7322)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 16, 2013.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	85668893

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the third quarter ended March 31, 2013 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2013		March 31, 2012
Net Sales	$301,486	100.0%	$284,414	100.0%
Cost of Sales	247,677	82.2%	233,775	82.2%
Gross Profit	53,809	17.8%	50,639	17.8%
Selling and Administrative Expenses	50,358	16.7%	47,650	16.8%
Restructuring Expense	47	0.0%	895	0.3%
Operating Income	3,404	1.1%	2,094	0.7%
Other Income, net	67	0.1%	1,168	0.4%
Income Before Taxes on Income	3,471	1.2%	3,262	1.1%
Provision (Benefit) for Income Taxes	(207)	0.0%	756	0.2%
Net Income	$3,678	1.2%	$2,506	0.9%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.09		$0.06
Class B	$0.10		$0.07
Diluted Earnings Per Share:
Class A	$0.09		$0.06
Class B	$0.10		$0.07

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,080		37,899
Diluted	38,176		38,005

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2013		March 31, 2012
Net Sales	$884,812	100.0%	$851,953	100.0%
Cost of Sales	720,641	81.4%	700,024	82.2%
Gross Profit	164,171	18.6%	151,929	17.8%
Selling and Administrative Expenses	147,602	16.7%	142,215	16.7%
Restructuring Expense	138	0.0%	2,488	0.3%
Operating Income	16,431	1.9%	7,226	0.8%
Other Income (Expense), net	(1,003)	(0.2%)	1,408	0.2%
Income Before Taxes on Income	15,428	1.7%	8,634	1.0%
Provision for Income Taxes	2,610	0.3%	3,077	0.3%
Net Income	$12,818	1.4%	$5,557	0.7%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.32		$0.14
Class B	$0.34		$0.15
Diluted Earnings Per Share:
Class A	$0.32		$0.14
Class B	$0.34		$0.15

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,058		37,875
Diluted	38,428		38,024

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2013	2012
Net Cash Flow provided by Operating Activities	$41,354	$29,999
Net Cash Flow used for Investing Activities	(21,954)	(19,785)
Net Cash Flow used for Financing Activities	(4,511)	(5,826)
Effect of Exchange Rate Change on Cash and Cash Equivalents	182	(1,330)
Net Increase in Cash and Cash Equivalents	15,071	3,058
Cash and Cash Equivalents at Beginning of Period	75,197	51,409
Cash and Cash Equivalents at End of Period	$90,268	$54,467

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2013	June 30, 2012
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$90,268	$75,197
Receivables, net	144,611	139,467
Inventories	128,205	117,681
Prepaid expenses and other current assets	41,179	44,636
Assets held for sale	1,709	1,709
Property and Equipment, net	187,096	186,099
Goodwill	2,494	2,480
Other Intangible Assets, net	5,439	6,206
Other Assets	25,130	22,041
Total Assets	$626,131	$595,516

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$23	$14
Accounts payable	146,587	137,423
Borrowings under credit facilities	1,286	0
Dividends payable	1,863	1,843
Accrued expenses	53,108	48,460
Long-term debt, less current maturities	296	273
Other	24,039	21,275
Share Owners' Equity	398,929	386,228
Total Liabilities and Share Owners' Equity	$626,131	$595,516

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2013	2012	2013	2012
Interest Income	$94	$121	$325	$341
Interest Expense	(12)	(7)	(27)	(23)
Foreign Currency/Derivative Gain (Loss)	(493)	(261)	(1,009)	891
Gain on Supplemental Employee Retirement Plan Investment	970	1,370	1,956	495
Impairment Loss on Privately-Held Investment	(173)	0	(908)	0
Loss on Stock Warrants	(119)	(22)	(871)	(63)
Other Non-Operating Expense	(200)	(33)	(469)	(233)
Other Income (Expense), net	$67	$1,168	$(1,003)	$1,408

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Charges
	Three Months Ended
	March 31,
Kimball International, Inc.	2013	2012
Operating Income, as reported	$3,404	$2,094
Pre-tax Restructuring Charges	47	895
Adjusted Operating Income	$3,451	$2,989

Electronic Manufacturing Services Segment
Operating Income, as reported	$8,877	$5,009
Pre-tax Restructuring Charges	6	860
Adjusted Operating Income	$8,883	$5,869

Net Income excluding Restructuring Charges
	Three Months Ended
	March 31,
Kimball International, Inc.	2013	2012
Net Income, as reported	$3,678	$2,506
After-tax Restructuring Charges	29	539
Adjusted Net Income	$3,707	$3,045

Electronic Manufacturing Services Segment
Net Income, as reported	$6,491	$3,303
After-tax Restructuring Charges	5	519
Adjusted Net Income	$6,496	$3,822

Earnings Per Class B Diluted Share excluding Restructuring Charges
	Three Months Ended
	March 31,
	2013	2012
Earnings per Class B Diluted Share, as reported	$0.10	$0.07
Impact of Restructuring Charges per Class B Diluted Share	0.00	0.01
Adjusted Earnings Per Class B Diluted Share	$0.10	$0.08